UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

[X] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-QSB [ ] Form N-SAR

For Period Ended:    December 31, 1996
                  --------------------------------------------------------------

      [ ] Transition  Report on Form 10-KSB
      [ ] Transition Report on Form 10-F
      [ ] Transition  Report on Form 11-K
      [ ] Transition Report on Form 10-QSB
      [ ] Transition Report on Form N-SAR

      For the Transition Period Ended:
                                      ------------------------------------------
PART I.     REGISTRANT INFORMATION

                      TOTAL WORLD TELECOMMUNICATIONS, INC.
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                            (Full Name of Registrant)

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                          (Former Name, if Applicable)

                      3200 North Military Trail, Suite 300
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           (Address of Principal Executive Office - Street and Number)

                            Boca Raton, Florida 33431
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                           (City, State and Zip Code)

PART II - RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate.)

            (a) The reasons described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;

[X]         (b)   The   subject  annual  report,  semi-annual report, transition
                  report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

PART III - NARRATIVE

      State below in reasonable detail the reasons why the Form 10-KSB, Form 20-F, Form 11-K, Form 10-QSB, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

            Due to the acquisition of a new telecommunications subsidiary in June 1996, the Company was unable to file its Form 10-KSB for the year ended September 30, 1996 on a timely basis. Due to the excessive time needed to complete that filing, additional time is necessary for the Company to file its Form 10-QSB for the quarter ended December 31, 1996.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

       Joseph L. Lents                 (561)              997-5880
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          (Name)                    (Area Code)       (Telephone Number)

(2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made. [ ] Yes [X] No





                      TOTAL WORLD TELECOMMUNICATIONS, INC.
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:     February 13, 1997               By: /s/ Loretta A. Murphy
       -----------------------------         ----------------------
                                             Loretta A. Murphy, Vice President
                                             and Chief Financial Officer


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